EXHIBIT 12

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                      NINE MONTHS ENDED SEPTEMBER 25, 1999
                                   (Unaudited)
                                                                       RATIO OF
                                                                       EARNINGS
                                                                          TO
                                                                       COMBINED
                                                                         FIXED
                                                           RATIO OF     CHARGES
                                                           EARNINGS       AND
                                                              TO      PREFERRED
                                                             FIXED       STOCK
(Dollar amounts in millions)                                CHARGES   DIVIDENDS
                                                           --------    --------
Net earnings ...........................................   $  3,386    $  3,386
Provision for income taxes .............................      1,220       1,220
Minority interest in net earnings of consolidated
 affiliates ............................................        132         132
                                                           --------    --------
Earnings before provision for income taxes and
 minority interest .....................................      4,738       4,738
                                                           --------    --------
Fixed charges:
  Interest .............................................      6,805       6,805
  One-third of rentals .................................        256         256
                                                           --------    --------
Total fixed charges ....................................      7,061       7,061
                                                           --------    --------

Less interest capitalized, net of amortization .........        (64)        (64)
                                                           --------    --------
Earnings before provision for income taxes and minority
 interest, plus fixed charges ..........................   $ 11,735    $ 11,735
                                                           ========    ========

Ratio of earnings to fixed charges .....................       1.66
                                                           ========

Preferred stock dividend requirements ..................               $    --
Ratio of earnings before provision for income taxes
 to net earnings .......................................                   1.36
                                                                       --------
Preferred stock dividend factor on pre-tax basis .......                    --
Fixed charges ..........................................                  7,061
                                                                       --------
Total fixed charges and preferred stock dividend
 requirements ..........................................               $  7,061
                                                                       ========
Ratio of earnings to combined fixed charges and
 preferred stock dividends .............................                   1.66
                                                                       ========


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.